Exhibit 99.1
Press Release Dated July 11, 2012

TWO RIVERS FARMS ARE GRANTED ORGANIC CERTIFICATION

DENVER – July 11, 2012 – Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com) announced today that several of the Company’s farms have been granted National Organic Program (NOP) Certification.  All crops produced on Two Rivers Farms in Huerfano County, Colorado are now Certified USDA Organic.

“This certification is another important milestone for us,” noted John McKowen, CEO of Two Rivers.  “Better educated consumers and public health professionals are increasingly emphasizing the value of safe, sustainable, high-quality produce throughout the food chain.  Two Rivers produces both fodder crops for animal feed and whole foods for human consumption.  Growing some of these crops organically meets an emerging market preference and will increase our revenue and profit yield,” he added.  Organic crops often command a market premium versus conventionally grown crops; for example, organic alfalfa/hay sells at prices that are, on average, 20% higher than conventionally grown alfalfa/hay (USDA: NASS 2011).

Organic farming (free of chemical fertilizers, pesticides and herbicides) is also important in preserving the integrity of the farm.  Two Rivers Water Company maintains a joint venture to locally produce high quality organic fertilizer for use on the Company’s farms.  Observing the strict organic regimen demanded for NOP certification is consistent with Two Rivers’ overall approach to sustainable, profitable farming operations including rotational farm fallowing (to let agricultural soils rest and rejuvenate on a regular schedule), systematic crop rotation (to diversify and balance nutrient demands) and high-efficiency subterranean irrigation (to eliminate water waste and increase the quality and quantity of production).

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high-yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Arkansas River basin in southern Colorado.  At the present time, Two Rivers Water Company grows a diverse variety of crops, ranging from fodder crops like alfalfa and corn to vegetables for human consumption, on high-yield irrigated farmland in Huerfano and Pueblo Counties.  We are aggressively expanding operations to develop our business in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:
Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com

The Investor Relations Group
Dillon Heins
212.825.3210
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